Exhibit 99.1

Unifi Announces Fourth Quarter and Fiscal 2020 Results

Fourth quarter 2020 sales results in-line with expectations, with strong cash generation and significantly improved liquidity

GREENSBORO, N.C., August 5, 2020 – Unifi, Inc. (NYSE: UFI), one of the world’s leading innovators in recycled and synthetic yarns, today released operating results for the fourth fiscal quarter and fiscal year ended June 28, 2020, which reflect significant market disruptions as a result of the COVID-19 pandemic. The Company did not provide guidance for the quarter ended June 28, 2020.

Eddie Ingle, Chief Executive Officer of Unifi, said, “By the end of March 2020, the pandemic started to impact our apparel and automotive customers as they shut down or significantly curtailed operations. Since April 2020, monthly sales have improved sequentially, including July 2020, the best month since March 2020.  At the onset of the pandemic, our management team prioritized safety and took measures to improve our liquidity and cash position while maintaining our long-term focus on innovation and sustainability. During the just completed quarter, we generated significant cash from operations while reducing inventory levels and operating costs.  These actions, combined with a joint venture divestiture, allowed for significant debt reduction and an increase in cash. I am confident that our diverse global operations, strong management team, and solid financial position will enable us to overcome these current challenges and regain our momentum as we progress through fiscal 2021. I’m proud to return to Unifi and to have the opportunity to lead this great company through the next stage of its life cycle.”

Fourth Quarter Fiscal 2020 Overview

•	Net sales of $86.1 million decreased year-over-year from $179.5 million in fiscal 2019.
•	Revenues from REPREVE® Fiber[1] products represented 28% of consolidated net sales.
•	Operating loss was $20.9 million, compared to operating income of $5.3 million in the fourth quarter of fiscal 2019, driven by lower sales and lower fixed cost absorption.
•	Net loss of $20.2 million, or $1.10 loss per share, compared to net income of $1.0 million, or earnings per share (“EPS”) of $0.05 for the fourth quarter of fiscal 2019.
•	Adjusted EBITDA[2] decreased to negative $14.0 million, compared to positive $12.7 million in the fourth quarter of fiscal 2019.
•

Operating cash flows were $20.6 million, an increase of $11.8 million from the fourth quarter of fiscal 2019; full year fiscal 2020 operating cash flows were $52.7 million, an increase of $45.4 million from fiscal 2019.

[1]	See discussion of the Company’s transition to reporting REPREVE® Fiber sales later in this document.
[2]

Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted EPS and Net Debt are non-GAAP financial measures. The schedules included in this press release reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure.

•	On April 29, 2020, the Company sold its 34% interest in Parkdale America, LLC (“PAL”) for $60.0 million in cash. Proceeds were used to reduce leverage and increase cash reserves on the balance sheet.
•	On June 28, 2020, debt principal was $98.9 million, below $100.0 million for the first time since calendar 2014, and cash and cash equivalents were $75.3 million.
•	Net Debt[2] was $23.6 million on June 28, 2020, which is a reduction of $82.2 million since June 30, 2019 and is the lowest level in more than ten years.
•	On June 15, 2020, Eddie Ingle rejoined the Company as its new Chief Executive Officer.

Liquidity Update and Risk Mitigation Initiatives

•	As of June 28, 2020, cash and cash equivalents were $75.3 million, debt principal was $98.9 million (totaling Net Debt of $23.6 million), and revolver availability was $56.4 million.
•	Capital expenditure levels have been reduced while prioritizing spending for safety and maintenance.
•	Raw material pricing remains at low levels, which aids short-term working capital and liquidity.
•	Manufacturing operations have been strategically reduced to support critical businesses and manage working capital.

Fourth Quarter Fiscal 2020 Compared to Fourth Quarter Fiscal 2019

Net sales in the fourth quarter of fiscal 2020 were $86.1 million, down compared to $179.5 million in the same period last year.  The decline was driven by the adverse impacts of the COVID-19 outbreak, which impacted all business segments. However, from April 2020 to June 2020, core U.S. polyester products experienced sequential monthly sales increases.

Gross profit decreased to a loss of $9.5 million, from a profit of $18.3 million, due to significantly lower sales and production volumes. Stifled global demand drove lower-than-normal production levels in the U.S. and Brazil, which reduced the absorption of costs into inventory and increased the level of period costs recognized, thereby decreasing gross profit.

Operating loss for the fourth quarter of fiscal 2020 was $20.9 million, compared to operating income of $5.3 million for the fourth quarter of fiscal 2019, primarily due to the COVID-19 impact.

Net loss was $20.2 million, or $1.10 loss per share, compared to net income of $1.0 million, or EPS of $0.05. Adjusted EBITDA was negative $14.0 million, compared to positive $12.7 million. Adjusted EBITDA for the fourth quarters of fiscal 2019 and 2020 includes an adjustment for severance expenses relating to salaried workforce reductions.

Unifi Announces Fourth Quarter and Fiscal 2020 Results	2

Fiscal 2020 Compared to Fiscal 2019

Fiscal 2020 consisted of 52 weeks of domestic operations, compared to 53 weeks of domestic operations in fiscal 2019. Net sales were $606.5 million for fiscal 2020, compared to $708.8 million in fiscal 2019, as the COVID-19 outbreak stifled global economic activity and sales growth momentum in the fourth quarter of fiscal 2020. Gross margin was 6.4% for fiscal 2020, compared to 9.4% for fiscal 2019. Operating loss was $8.8 million for fiscal 2020, compared to income of $11.0 million for fiscal 2019. Net loss was $57.2 million for fiscal 2020 and includes a $45.2 million impairment expense for the sale of the 34% interest in PAL, compared to net income of $2.5 million for fiscal 2019.

Net Debt was $23.6 million on June 28, 2020, compared to $105.8 million on June 30, 2019. Cash and cash equivalents increased to $75.3 million on June 28, 2020, from $22.2 million on June 30, 2019. The favorable cash and liquidity positions benefited from the $60.0 million of PAL sale proceeds received in the fourth quarter of fiscal 2020 and strong operating cash flow generation throughout fiscal 2020.

Fiscal 2021 Outlook

For fiscal 2021, assuming no further significant disruptions to global markets, the Company expects:

•	sales for each business segment to grow from fourth quarter fiscal 2020 levels at different rates through the fiscal year;
•	sequential improvement in sales and underlying business performance through each quarter of fiscal 2021;
•	sales of REPREVE® and specialty products to continue recent growth rates and increase as a percentage of consolidated sales; and
•

$22.0 million of capital expenditures, including the previously-announced eAFK Evo texturing machines to begin installation in early calendar 2021 which should generate meaningful financial benefit to fiscal 2022.

Ingle continued, “Significant progress was made during the first nine months of fiscal 2020 on several key priorities. At that time, our business in Asia experienced strong growth, our U.S polyester operations experienced underlying sales and market share growth as favorable trade measures were enacted, cost reduction actions contributed to our performance, and the sustainability focus of customers propelled further REPREVE® sales growth.”

Ingle concluded, “Our sustainable solutions and innovative culture make us the partner of choice for leading global brands seeking to meet their sustainability goals.  We have a truly great company with an energized team, and I’m looking forward to growing our business as we exit this pandemic. We have a long history of navigating significant change and market environments across our almost 50 year history. We have a resilient and adaptive

Unifi Announces Fourth Quarter and Fiscal 2020 Results	3

business model and culture, and are using this to our advantage.  Looking forward, our innovative and sustainable solutions will be the growth engines that help us meet the evolving needs of our forward-thinking consumers. We expect REPREVE® to grow in non-traditional markets, as more brands seek out ways to reduce the carbon footprint of their raw materials. We appreciate our employees’ continued dedication to delivering the best customer experience. We will continue to take the necessary steps to protect our people, communities, and strong balance sheet. We believe we are well positioned to deliver long-term value for our shareholders.”

Fourth Quarter Fiscal 2020 Earnings Conference Call

The Company will provide additional commentary regarding its fourth quarter and fiscal 2020 results and other developments during its earnings conference call on August 6, 2020, at 8:30 a.m., Eastern Time. The call can be accessed via a live audio webcast on the Company’s website at http://investor.unifi.com. Additional supporting materials and information related to the call will also be available on the Company’s website.

###

About Unifi

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 20 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. The Company's proprietary PROFIBER™ technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial protection, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations of Reported Results to Adjusted Results to Follow

Unifi Announces Fourth Quarter and Fiscal 2020 Results	4

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Fiscal Year Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	$86,055	$179,493	$606,509	$708,804
Cost of sales	95,506	161,151	567,469	642,496
Gross (loss) profit	(9,451)	18,342	39,040	66,308
Selling, general and administrative expenses	8,606	12,018	43,814	52,690
Provision (benefit) for bad debts	1,408	(73)	1,739	308
Other operating expense, net	1,408	1,132	2,308	2,350
Operating (loss) income	(20,873)	5,265	(8,821)	10,960
Interest income	(127)	(180)	(722)	(628)
Interest expense	1,190	1,336	4,779	5,414
Equity in loss (earnings) of unconsolidated affiliates	2,381	(842)	477	(3,968)
Gain on sale of investment in unconsolidated affiliate	(2,284)	—	(2,284)	—
Impairment of investment in unconsolidated affiliate	—	—	45,194	—
Loss on extinguishment of debt	—	—	—	131
(Loss) income before income taxes	(22,033)	4,951	(56,265)	10,011
(Benefit) provision for income taxes	(1,786)	3,949	972	7,555
Net (loss) income	$(20,247)	$1,002	$(57,237)	$2,456

Net (loss) income per common share:
Basic	$(1.10)	$0.05	$(3.10)	$0.13
Diluted	$(1.10)	$0.05	$(3.10)	$0.13

Weighted average common shares outstanding:
Basic	18,446	18,439	18,475	18,395
Diluted	18,446	18,705	18,475	18,695
Unifi Announces Fourth Quarter and Fiscal 2020 Results	5

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 28, 2020	June 30, 2019
ASSETS
Cash and cash equivalents	$75,267	$22,228
Receivables, net	53,726	88,884
Inventories	109,704	133,781
Income taxes receivable	4,033	4,373
Other current assets	11,763	16,356
Total current assets	254,493	265,622
Property, plant and equipment, net	204,246	206,787
Operating lease assets	8,940	—
Deferred income taxes	2,352	2,581
Intangible assets, net	1,412	2,170
Investments in unconsolidated affiliates	2,171	114,320
Other non-current assets	548	671
Total assets	$474,162	$592,151

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$25,610	$41,796
Accrued expenses	13,689	16,849
Income taxes payable	349	569
Current operating lease liabilities	1,783	—
Current portion of long-term debt	13,563	15,519
Total current liabilities	54,994	74,733
Long-term debt	84,607	111,541
Non-current operating lease liabilities	7,251	—
Other long-term liabilities	8,606	6,185
Deferred income taxes	2,549	6,847
Total liabilities	158,007	199,306

Commitments and contingencies

Common stock	1,845	1,846
Capital in excess of par value	62,392	59,560
Retained earnings	315,724	374,668
Accumulated other comprehensive loss	(63,806)	(43,229)
Total shareholders’ equity	316,155	392,845
Total liabilities and shareholders’ equity	$474,162	$592,151
Unifi Announces Fourth Quarter and Fiscal 2020 Results	6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Fiscal Year Ended
	June 28, 2020	June 30, 2019
Cash and cash equivalents at beginning of year	$22,228	$44,890
Operating activities:
Net (loss) income	(57,237)	2,456
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in loss (earnings) of unconsolidated affiliates	477	(3,968)
Distributions received from unconsolidated affiliates	10,437	2,647
Depreciation and amortization expense	23,653	23,003
Impairment of investment in unconsolidated affiliate	45,194	—
Gain on sale of investment in unconsolidated affiliate	(2,284)	—
Non-cash compensation expense	3,999	3,258
Deferred income taxes	(4,011)	423
Other, net	(284)	(560)
Changes in assets and liabilities	32,780	(19,975)
Net cash provided by operating activities	52,724	7,284

Investing activities:
Capital expenditures	(18,509)	(24,871)
Proceeds from sale of investment in unconsolidated affiliate	60,000	—
Other, net	83	(65)
Net cash provided by (used in) investing activities	41,574	(24,936)

Financing activities:
Proceeds from long-term debt	122,200	128,100
Payments on long-term debt	(157,635)	(131,319)
Common stock repurchased	(1,994)	—
Payments of debt financing fees	—	(720)
Other, net	(493)	(687)
Net cash used in financing activities	(37,922)	(4,626)

Effect of exchange rate changes on cash and cash equivalents	(3,337)	(384)
Net increase (decrease) in cash and cash equivalents	53,039	(22,662)
Cash and cash equivalents at end of year	$75,267	$22,228

Unifi Announces Fourth Quarter and Fiscal 2020 Results	7

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

Net sales details for each reportable segment of the Company are as follows:

	For the Three Months Ended
	June 28, 2020	June 30, 2019	Change ($)	Change (%)
Polyester	$47,972	$89,105	$(41,133)	-46.2%
Asia	20,536	40,852	(20,316)	-49.7%
Brazil	7,245	26,620	(19,375)	-72.8%
Nylon	9,528	21,968	(12,440)	-56.6%
All Other	774	948	(174)	-18.4%
Consolidated net sales	$86,055	$179,493	(93,438)	-52.1%

	For the Fiscal Year Ended
	June 28, 2020	June 30, 2019	Change ($)	Change (%)
Polyester	$309,184	$370,770	$(61,586)	-16.6%
Asia	153,032	132,866	20,166	15.2%
Brazil	73,339	102,877	(29,538)	-28.7%
Nylon	67,381	98,127	(30,746)	-31.3%
All Other	3,573	4,164	(591)	-14.2%
Consolidated net sales	$606,509	$708,804	(102,295)	-14.4%

Gross (loss) profit details for each reportable segment of the Company are as follows:

	For the Three Months Ended
	June 28, 2020	June 30, 2019	Change ($)	Change (%)
Polyester	$(9,399)	$7,902	$(17,301)	-218.9%
Asia	2,301	4,003	(1,702)	-42.5%
Brazil	190	4,976	(4,786)	-96.2%
Nylon	(2,535)	1,408	(3,943)	-280.0%
All Other	(8)	53	(61)	-115.1%
Consolidated gross (loss) profit	$(9,451)	$18,342	(27,793)	-151.5%

	For the Fiscal Year Ended
	June 28, 2020	June 30, 2019	Change ($)	Change (%)
Polyester	$12,088	$23,819	$(11,731)	-49.3%
Asia	16,683	15,700	983	6.3%
Brazil	11,195	18,579	(7,384)	-39.7%
Nylon	(978)	7,896	(8,874)	-112.4%
All Other	52	314	(262)	-83.4%
Consolidated gross profit	$39,040	$66,308	(27,268)	-41.1%

Unifi Announces Fourth Quarter and Fiscal 2020 Results	8

RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net (loss) income to EBITDA and Adjusted EBITDA are as follows:

	For the Three Months Ended		For the Fiscal Year Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net (loss) income	$(20,247)	$1,002	$(57,237)	$2,456
Interest expense, net	1,063	1,156	4,057	4,786
(Benefit) provision for income taxes	(1,786)	3,949	972	7,555
Depreciation and amortization expense (1)	5,907	5,698	23,406	22,713
EBITDA	(15,063)	11,805	(28,802)	37,510

Equity in loss (earnings) of PAL	2,284	(407)	960	(2,561)
EBITDA excluding PAL	(12,779)	11,398	(27,842)	34,949

Gain on sale of investment in unconsolidated affiliate (2)	(2,284)	—	(2,284)	—
Severance (3)	1,102	1,351	1,485	1,351
Impairment of investment in unconsolidated affiliate (4)	—	—	45,194	—
Adjusted EBITDA	$(13,961)	$12,749	$16,553	$36,300

(1)

Within this reconciliation, depreciation and amortization expense excludes the amortization of debt issuance costs, which are reflected in interest expense, net. Within the condensed consolidated statements of cash flows, amortization of debt issuance costs is reflected in depreciation and amortization expense.

(2)

For the fiscal year ended June 28, 2020, the Company recorded an impairment charge of $45,194 relating to the April 29, 2020 sale of its 34% interest in PAL. The Company’s 34% share of PAL’s loss subsequent to the date of the impairment charge (March 29, 2020) and through the date of transaction closing (April 29, 2020) was $2,284 and generated a gain on sale.

(3)

For the fiscal year ended June 28, 2020, the Company incurred certain severance costs in connection with (i) overall cost reduction efforts in the U.S. and (ii) a wind-down plan for its operations in Sri Lanka.  For the three months ended June 30, 2019, the Company incurred certain severance costs in connection with overall cost reduction efforts in the U.S.

(4)	For the fiscal year ended June 28, 2020, the Company recorded an impairment charge of $45,194 relating to the April 29, 2020 sale of its 34% interest in PAL.

Unifi Announces Fourth Quarter and Fiscal 2020 Results	9

RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS (CONTINUED)

(Unaudited)

(In thousands, except per share amounts)

Adjusted Net (Loss) Income and Adjusted EPS

The tables below set forth reconciliations of (i) (loss) income before income taxes (“Pre-tax (Loss) Income”), (benefit) provision for income taxes (“Tax Impact”) and net (loss) income (“Net (Loss) Income”) to Adjusted Net (Loss) Income and (ii) Basic Earnings Per Share (“Basic EPS”) to Adjusted EPS. Rounding may impact certain of the below calculations.

	For the Three Months Ended June 28, 2020				For the Three Months Ended June 30, 2019
	Pre-tax Loss	Tax Impact	Net Loss	Basic EPS	Pre-tax Income	Tax Impact	Net Income	Basic EPS
GAAP results	$(22,033)	$1,786	$(20,247)	$(1.10)	$4,951	$(3,949)	$1,002	$0.05
Severance (1)	1,102	(231)	871	0.05	1,351	(284)	1,067	0.06
Adjusted results	$(20,931)	$1,555	$(19,376)	$(1.05)	$6,302	$(4,233)	$2,069	$0.11

Weighted average common shares outstanding				18,446				18,439

	For the Fiscal Year Ended June 28, 2020				For the Fiscal Year Ended June 30, 2019
	Pre-tax Loss	Tax Impact	Net Loss	Basic EPS	Pre-tax Income	Tax Impact	Net Income	Basic EPS
GAAP results	$(56,265)	$(972)	$(57,237)	$(3.10)	$10,011	$(7,555)	$2,456	$0.13
Impairment of investment in unconsolidated affiliate (2)	45,194	—	45,194	2.45	—	—	—	—
Severance (1)	1,485	(312)	1,173	0.06	1,351	(284)	1,067	0.06
Adjusted results	$(9,586)	$(1,284)	$(10,870)	$(0.59)	$11,362	$(7,839)	$3,523	$0.19

Weighted average common shares outstanding				18,475				18,395

(1)

For the fiscal year ended June 28, 2020, the Company incurred certain severance costs in connection with (i) overall cost reduction efforts in the U.S. and (ii) a wind-down plan for its operations in Sri Lanka.  For the three months ended June 30, 2019, the Company incurred certain severance costs in connection with overall cost reduction efforts in the U.S.

(2)	For the fiscal year ended June 28, 2020, the Company recorded an impairment charge of $45,194 relating to the April 29, 2020 sale of its 34% interest in PAL.

Net Debt

Reconciliations of Net Debt are as follows:

	June 28, 2020	June 30, 2019
Long-term debt	$84,607	$111,541
Current portion of long-term debt	13,563	15,519
Unamortized debt issuance costs	711	958
Debt principal	98,881	128,018
Less: cash and cash equivalents	75,267	22,228
Net Debt	$23,614	$105,790

Cash and cash equivalents

At June 28, 2020 and June 30, 2019, the Company’s domestic operations held approximately 54% and 0% of consolidated cash and cash equivalents, respectively.

Transition from reporting premium value-added sales to reporting REPREVE® Fiber sales

The Company has transitioned from reporting premium value-added sales to reporting REPREVE® Fiber sales. This change increases the transparency of core recycled fiber product sales growth and better aligns the Company’s and customers’ goals around sustainability. The

Unifi Announces Fourth Quarter and Fiscal 2020 Results	10

REPREVE® Fiber metric includes the recycled filament fiber and recycled staple fiber platforms, which are key inputs for apparel production, but it excludes REPREVE® Chip (recycled polyester resin with multiple applications and end-markets).

Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted EPS and Net Debt (together, the “non-GAAP financial measures”).

•	EBITDA represents Net (loss) income before net interest expense, income tax expense, and depreciation and amortization expense.
•

Adjusted EBITDA represents EBITDA adjusted to exclude equity in loss (earnings) of PAL and, from time to time, certain other adjustments necessary to understand and compare the underlying results of UNIFI.

•

Adjusted Net (Loss) Income represents Net (loss) income calculated under GAAP adjusted to exclude certain amounts. Management believes the excluded amounts do not reflect the ongoing operations and performance of UNIFI and/or exclusion may be necessary to understand and compare the underlying results of UNIFI.

•	Adjusted EPS represents Adjusted Net (Loss) Income divided by UNIFI’s weighted average common shares outstanding.
•	Net Debt represents debt principal less cash and cash equivalents.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect Unifi’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets, among otherwise comparable companies.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures, and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations. Equity in loss (earnings) of PAL is excluded from Adjusted EBITDA because such results do not reflect our operating performance.

Management uses Adjusted Net (Loss) Income and Adjusted EPS (i) as measurements of net operating performance because they assist us in comparing such performance on a consistent basis, as they remove the impact of (a) items that we would not expect to occur as a part of our normal business on a regular basis and (b) components of the provision for income taxes that we would not expect to occur as a part of our underlying taxable operations; (ii) for planning purposes, including the preparation of our annual operating budget; and (iii) as measures in determining the value of other acquisitions and dispositions.

Management uses Net Debt as a liquidity and leverage metric to determine how much debt would remain if all cash and cash equivalents were used to pay down debt principal.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

Unifi Announces Fourth Quarter and Fiscal 2020 Results	11

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain “forward-looking statements” within the meaning of federal securities laws about the financial condition and results of operations of Unifi that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management.  An example of such forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements.  These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to: the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing and pricing of raw materials; general domestic and international economic and industry conditions in markets where Unifi competes, including economic and political factors over which Unifi has no control; changes in consumer spending, customer preferences, fashion trends and end uses for products; the financial condition of Unifi’s customers; the loss of a significant customer or brand partner; natural disasters, industrial accidents, power or water shortages, extreme weather conditions and other disruptions at one of our facilities; the disruption of operations, global demand, or financial performance as a result of catastrophic or extraordinary events, including epidemics or pandemics such as the recent strain of coronavirus; the success of Unifi’s strategic business initiatives; the volatility of financial and credit markets; the ability to service indebtedness and fund capital expenditures and strategic business initiatives; the availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest and inflation rates; fluctuations in production costs; the ability to protect intellectual property; the strength and reputation of our brands; employee relations; the ability to attract, retain and motivate key employees; the impact of environmental, health and safety regulations; the impact of tax laws, the judicial or administrative interpretations of tax laws and/or changes in such laws or interpretations; the operating performance of joint ventures and other equity method investments; and the accurate financial reporting of information from equity method investees.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.  New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on Unifi.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in Unifi’s most recent Annual Report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by Unifi with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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Unifi Announces Fourth Quarter and Fiscal 2020 Results	12